PRELIMINARY PROXY STATEMENT, DATED MAY 12, 2009 — SUBJECT TO COMPLETION

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑	Preliminary Proxy Statement (Preliminary Solicitation Statement to Request Special General Meeting)

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IPC HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)

VALIDUS HOLDINGS, LTD.
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRELIMINARY COPY, DATED MAY 12, 2009 — SUBJECT TO COMPLETION

IPC HOLDINGS, LTD.

SOLICITATION STATEMENT
TO REQUISITION A SPECIAL GENERAL MEETING OF IPC HOLDINGS, LTD.
BY
VALIDUS HOLDINGS, LTD.

To the Shareholders of IPC Holdings, Ltd.:

Validus Holdings, Ltd., a Bermuda exempted company (“Validus,” “us” or “we”), is hereby asking you to compel the board of directors of IPC Holdings, Ltd., a Bermuda exempted company (“IPC”), to call a special general meeting of IPC.  This solicitation statement (this “solicitation statement”) and the accompanying GREEN requisition card are being furnished by Validus to holders of IPC’s common shares, par value $0.01 per share (the “IPC common shares”).  Validus is seeking your written requisition to compel the board of directors of IPC to call a special general meeting of IPC (the “IPC special general meeting”) for the purposes described below.  IPC shareholders holding at least 10% of the issued and outstanding IPC common shares (the “requisite IPC shareholders”) may, by executing and delivering written requisitions, compel the IPC board of directors to call the IPC special general meeting.

WE ARE NOT SEEKING YOUR PROXY, CONSENT OR AUTHORIZATION AT THIS TIME FOR ANY PROPOSALS TO BE CONSIDERED AT THE IPC SPECIAL GENERAL MEETING.  WE ARE ONLY SOLICITING YOUR WRITTEN REQUISITION TO CALL THE IPC SPECIAL GENERAL MEETING.  AFTER THE IPC SPECIAL GENERAL MEETING HAS BEEN REQUISITIONED, WE WILL SEND YOU PROXY MATERIALS WITH RESPECT TO THE PROPOSALS TO BE CONSIDERED AT THE IPC SPECIAL GENERAL MEETING.

On March 1, 2009, IPC entered into an Agreement and Plan of Amalgamation, as amended on March 5, 2009, among Max Capital Group Ltd. (“Max”), IPC and IPC Limited (the “Max amalgamation agreement”) which would result in the amalgamation of Max with IPC Limited, a wholly-owned subsidiary of IPC (the “proposed Max amalgamation”).  On March 31, 2009, Validus delivered to IPC an offer (the “Validus amalgamation offer”) to effect the acquisition of IPC by Validus by amalgamation of Validus Ltd., a direct, wholly-owned subsidiary of Validus, with IPC whereby each issued and outstanding IPC common share would be exchanged for 1.2037 Validus voting common shares (the “Validus shares”).  The board of directors of IPC has determined that the Validus amalgamation offer does not constitute a superior proposal to the proposed Max amalgamation, and Max has not released IPC from the prohibition in the Max amalgamation agreement that prevents IPC from even discussing the Validus amalgamation offer with Validus.  Therefore, in order to consummate the acquisition of all the issued and outstanding IPC common shares (the “acquisition”) without the cooperation of the IPC board of directors, Validus is pursuing a scheme of arrangement, as set forth on Annex A hereto (the “Validus scheme of arrangement”), under Part VII of The Companies Act of 1981 of Bermuda, as amended (the “Companies Act”), on the same economic terms as the Validus amalgamation offer.

In order to implement the Validus scheme of arrangement, the IPC shareholders must approve the Validus scheme of arrangement at a meeting ordered by the Supreme Court of Bermuda (the “court-ordered IPC meeting”), IPC must separately approve the Validus scheme of arrangement and the Validus scheme of arrangement must be sanctioned by the Supreme Court of Bermuda.  If the IPC shareholders approve the Validus scheme of arrangement at the court-ordered IPC meeting, the separate approval of IPC of the Validus scheme of arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at the IPC special general meeting, including resolutions for IPC to approve and to be bound by the Validus scheme of arrangement and to terminate the Max amalgamation agreement.  Validus is seeking your written requisitions to compel the IPC board of directors to call the IPC special general meeting in order to complete the Validus scheme of arrangement, if necessary, without the cooperation of the IPC board of directors.

IPC shareholders holding at least 10% of the issued and outstanding IPC common shares may, by executing and delivering written requisitions, compel the IPC board of directors to call the IPC special general meeting.  The written requisitions to be executed by IPC shareholders will grant Validus the power and authority to convene the IPC special general meeting, assuming written requisitions are executed by the requisite IPC shareholders and deposited by Validus with IPC, if the board of directors of IPC fails to proceed duly within 21 days from the date of the deposit of the requisitions with IPC to convene the IPC special general meeting.

This solicitation statement is being sent to you to solicit your written requisition to compel the IPC board of directors to call the IPC special general meeting.  If you believe that you, an IPC shareholder, should have the opportunity to benefit from the superior economic terms of the acquisition, we urge you to promptly sign and return the GREEN requisition card to compel the board of directors of IPC to call the IPC special general meeting.

THIS SOLICITATION IS BEING MADE BY VALIDUS AND NOT ON BEHALF OF THE IPC BOARD OF DIRECTORS.  YOUR WRITTEN REQUISITION IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.  WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED GREEN REQUISITION CARD TO CALL THE IPC SPECIAL GENERAL MEETING.

Requisitions to call the IPC special general meeting should be delivered as promptly as possible, by mail using the enclosed envelope.

WE URGE YOU NOT TO SIGN ANY REVOCATION OF REQUISITION CARD THAT MAY BE SENT TO YOU BY IPC.  IF YOU HAVE DONE SO, YOU MAY REVOKE THAT REVOCATION OF REQUISITION BY DELIVERING A LATER DATED GREEN REQUISITION CARD.

Please complete, sign, date and return the enclosed GREEN requisition card in the enclosed envelope today! If you have any questions about executing or delivering your GREEN requisition card or require assistance, please contact Validus’ solicitation agent, Georgeson Inc. (“Georgeson”):

199 Water Street
26th Floor
New York, NY 10038
Banks and Brokers should call: (212) 440-9800
or
Toll Free: at (888) 274-5119
Email: validusIPC@georgeson.com

The date of this solicitation statement is May [ • ], 2009.  This solicitation statement and the enclosed GREEN requisition card are first being sent or given to IPC’s shareholders on or about May [ • ], 2009.

Important Notice Regarding the Availability of Solicitation Materials to solicit requisitions for the IPC special general meeting:

This solicitation statement and the related solicitation materials are available free of charge on Validus’ website at www.validusre.bm.

All references to “dollars” and “$” in this solicitation statement refer to U.S. dollars.

i

THE ACQUISITION

In order to consummate the acquisition, Validus is simultaneously pursuing the following alternative transaction structures, pursuant to which IPC shareholders will receive 1.2037 Validus shares for each outstanding IPC common share:

(1) the Validus amalgamation offer;

(2) the Validus scheme of arrangement; and

(3) an exchange offer for all of the issued and outstanding IPC common shares (the “exchange offer”).

The Validus amalgamation offer, the Validus scheme of arrangement and the exchange offer are alternative methods for Validus to acquire all of the issued and outstanding IPC common shares on the same economic terms.  Ultimately, only one of these transaction structures can be pursued to completion.  Validus intends to seek to acquire all IPC common shares by whichever method Validus determines is most effective and efficient.

On March 31, 2009, Validus announced that it had delivered to IPC the Validus amalgamation offer, providing for the amalgamation of Validus and IPC whereby each IPC common share would be exchanged for 1.2037 Validus shares.  In connection with the delivery of the Validus amalgamation offer to IPC, Validus also delivered a copy of the proposed Agreement and Plan of Amalgamation (the “Validus amalgamation agreement”) signed by Validus so that, upon a termination of the Max amalgamation agreement, IPC would be able to sign the Validus amalgamation agreement with the certainty of an agreed transaction.  IPC announced on April 7, 2009, that its board of directors had determined that the Validus amalgamation offer does not constitute a superior proposal to the proposed Max amalgamation and reaffirmed its support of the proposed Max amalgamation.  Additionally, Max has not released IPC from the prohibition in the Max amalgamation agreement that prevents IPC from even discussing the Validus amalgamation offer with Validus.  Therefore, in order to consummate the acquisition without the cooperation of the IPC board of directors, Validus is pursuing a three-part plan.

First, Validus is soliciting proxies from IPC shareholders to vote against the proposed Max amalgamation.  If the proposed Max amalgamation is voted down by IPC shareholders, IPC’s board of directors will be able to terminate the Max amalgamation agreement and execute the Validus amalgamation agreement. If IPC’s board of directors were to enter into the Validus amalgamation agreement following the termination of the Max amalgamation agreement, Validus believes the amalgamation could be completed in mid-to-late July.

Second, Validus is pursuing the Validus scheme of arrangement.  In order to implement the Validus scheme of arrangement, the IPC shareholders must approve the Validus scheme of arrangement at the court-ordered IPC meeting, IPC must separately approve the Validus scheme of arrangement and the Validus scheme of arrangement must be sanctioned by the Supreme Court of Bermuda.  The Validus scheme of arrangement must be approved by a majority in number of the holders of IPC common shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC common shares voting at the court-ordered IPC meeting, whether in person or by proxy.  If the IPC shareholders approve the Validus scheme of arrangement at the court-ordered IPC meeting, the separate approval of IPC to the Validus scheme of arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at the IPC special general meeting (the “Validus proposals”), including resolutions for IPC to approve and to be bound by the Validus scheme of arrangement and to terminate the Max amalgamation agreement.  Validus is seeking your written requisitions to compel the IPC board of directors to call the IPC special general meeting in order to complete the Validus scheme of arrangement, if necessary, without the cooperation of the IPC board of directors. Following IPC shareholder approval at both the court-ordered IPC meeting and the IPC special general meeting, the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Validus scheme of arrangement, and the granting of a court order from the Supreme Court of Bermuda sanctioning the Validus scheme of arrangement, a copy of the court order sanctioning the Validus scheme of arrangement will be delivered to the Bermuda Registrar of Companies at which time the Validus scheme of arrangement will be effective. Validus believes that, under the Validus scheme of arrangement, it would be able to close the acquisition as early as mid-July based on the assumptions that: (1) the Supreme Court of Bermuda will be able to accommodate the preferred hearings schedule and meeting dates and other procedural matters; (2) IPC shareholders holding at least one-tenth of the issued IPC common shares have requisitioned the IPC special general meeting to be held in late June or early July; and (3) the

IPC directors, following the rejection of the Max amalgamation agreement, or IPC shareholders, convene the IPC special general meeting, allowing it to be held by mid-July.

Third, on May 12, 2009, Validus commenced the exchange offer.  The exchange offer is subject to certain conditions described in the prospectus/offer to exchange included in the Registration Statement on Form S-4 filed by Validus with the Securities and Exchange Commission (the “SEC”), including the tender of at least 90% of the then-outstanding IPC common shares on a fully-diluted basis (excluding any IPC common shares beneficially owned by Validus, its subsidiaries or IPC), termination of the Max amalgamation agreement, and the consent of Validus’ lenders. The exchange offer is not conditioned on the receipt of regulatory approvals or the elimination of the possible payment of the $50 million termination fee contained in the Max amalgamation agreement (the “Max termination fee”).  The exchange offer allows Validus to complete the acquisition of IPC if the IPC shareholders vote down the proposed Max amalgamation.  Under Bermuda law, if Validus acquires at least 90% of the IPC common shares which it is seeking to acquire in the exchange offer, Validus will have the right to acquire the remaining IPC common shares on the same terms in a second-step acquisition. Validus believes that if the conditions of the exchange offer are satisfied, it would be able to acquire IPC common shares under the exchange offer in June based on the following. The exchange offer was commenced on May 12, 2009 and the expiration time of the exchange offer will be June 26, 2009, unless extended. As a result, if the conditions of the exchange offer are satisfied or waived at the expiration time of the exchange offer, Validus would be able to acquire all of the IPC common shares that are validly tendered pursuant to the exchange offer.

Assuming closing of the acquisition, based on Validus’ and IPC’s capitalization as of December 31, 2008 and the exchange ratio of 1.2037, Validus would issue 67,338,947 Validus shares in connection with the acquisition and IPC shareholders would own approximately 43% of the issued and outstanding common shares of Validus on a fully-diluted basis.

BACKGROUND OF THE ACQUISITION

On March 2, 2009, IPC and Max announced that they had entered into the Max amalgamation agreement.  The joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by IPC with the SEC on March 27, 2009, as amended (the “IPC/Max S-4”), provides a summary of the events leading to Max and IPC entering into the Max amalgamation agreement.

In the morning on March 31, 2009, Edward J. Noonan, the Chief Executive Officer and Chairman of the Board of Validus, placed a telephone call to James P. Bryce, the Chief Executive Officer and President of IPC.  Mr. Noonan spoke with Mr. Bryce and explained that Validus intended to make an offer to exchange each outstanding IPC common share for 1.2037 Validus shares, subject to the termination of the Max amalgamation agreement.

Following this telephone call, in the morning of March 31, 2009, Validus delivered to IPC’s board of directors in care of Mr. Bryce a proposal letter containing the Validus amalgamation offer and Validus issued a press release announcing the Validus amalgamation offer.

In connection with the delivery of the Validus amalgamation offer to IPC, Validus delivered the signed Validus amalgamation agreement that would be binding on Validus upon countersignature by IPC.  The Validus amalgamation agreement, and a description thereof, were filed with the SEC on March 31, 2009.  For the full terms of the Validus amalgamation agreement we refer you to that filing.

In the afternoon on March 31, 2009, IPC issued a press release acknowledging receipt of the letter from Validus outlining the Validus amalgamation offer and indicating that IPC’s board of directors would review the terms of the Validus amalgamation offer in a manner consistent with its obligations under the Max amalgamation agreement and applicable Bermuda law.

Also in the afternoon on March 31, 2009, Max issued a press release announcing that it had received from IPC a copy of the letter from Validus outlining the Validus amalgamation offer.

In the morning on April 2, 2009, Max sent a letter to IPC’s board of directors purporting to outline the relative advantages of the pending IPC/Max amalgamation as well as the business and financial issues raised by the Validus amalgamation offer and issued a press release announcing the letter.  The letter presented Max’s analysis of the

Validus amalgamation offer asserting 12 purported advantages to the IPC/Max amalgamation and concluded that Validus had not presented a superior proposal or a proposal that could reasonably be expected to lead to a superior proposal pursuant to the Max amalgamation agreement.  The text of the letter was filed by Max with the SEC.

In the afternoon on April 2, 2009, Validus sent a letter to IPC’s board of directors addressing the claims made by Max in its letter to IPC’s board of directors in the morning on April 2, 2009.  The text of the letter was filed by Validus with the SEC.

In the afternoon on April 5, 2009, Validus sent a letter to IPC’s board of directors regarding an error that Max had made in its calculation of pro forma tangible book value under the terms of the Validus amalgamation offer.  The text of the letter was filed by Validus with the SEC.  In the afternoon on April 5, 2009, Validus also posted the material referenced in the letter on its website.

In the morning on April 6, 2009, Max issued a press release reaffirming its prior disclosure regarding the Validus amalgamation offer and stating that it “continues to believe that Validus had not presented a Superior Proposal, nor one that can be reasonably expected to lead to a Superior Proposal (as such term is defined in the [Max amalgamation agreement])”.

In the afternoon on April 6, 2009, Validus sent a letter to IPC’s board of directors regarding the Max press release and issued a press release announcing the letter.  The text of the letter was filed by Validus with the SEC.

In the afternoon on April 7, 2009, Kenneth L. Hammond, Chairman of IPC’s board of directors, sent a letter to Mr. Noonan indicating that IPC’s board of directors had reaffirmed its recommendation to combine with Max and issued a press release announcing the letter.

In the afternoon on April 8, 2009, Validus sent a letter to Mr. Hammond, the Chairman of IPC’s board of directors, regarding the IPC press release and letter and issued a press release announcing the letter.  The text of the letter was filed by Validus with the SEC.

On April 9, 2009, Validus filed with the SEC a preliminary proxy statement which, in its definitive form, is being used to solicit votes from the IPC shareholders against the proposed Max amalgamation.  The full text of the communications described above can be found in such proxy statement filed by Validus.

On April 13, 2009, IPC filed with the SEC an amendment to the IPC/Max S-4, which, among other things, added to the disclosure regarding the background to the proposed Max amalgamation including the reasons as to why Validus was excluded from the process that resulted in the proposed Max amalgamation.  Such amendment also contained a correction to IPC’s diluted book value for the year ended December 31, 2008.

On April 16, 2009, Validus filed with the SEC a preliminary proxy statement which, when filed in its definitive form, will be used to solicit votes from Validus shareholders to approve the issuance of Validus shares in connection with the acquisition.  All of the Validus officers, directors and those shareholders which Validus refers to as its “qualified sponsors,” in each case, who beneficially own Validus shares have indicated that they intend to vote their shares in favor of the issuance of Validus shares in connection with the acquisition.  As of April 30, 2009, these persons and entities beneficially owned 42.4% of the voting interests relating to the Validus shares. The Validus shareholders which Validus refers to as its “qualified sponsors” are Aquiline Capital Partners, LLC and its related companies, Goldman Sachs Capital Partners, Vestar Capital Partners, New Mountain Capital, LLC and Merrill Lynch Global Private Equity.

On April 21, 2009, Validus filed an amendment with the SEC to its preliminary proxy statement with respect to soliciting votes from IPC shareholders against the proposed Max amalgamation.

On April 28, 2009, IPC filed with the SEC a second amendment to the IPC/Max S-4.

On April 28, 2009, Validus filed a claim in the Supreme Court of Bermuda against IPC, IPC Limited and Max (the “Bermuda claim”). The Bermuda claim challenges the validity of the Max termination fee and provisions which restrict the ability of IPC to discuss competing proposals with third parties (the “no-talk provisions”) in the Max amalgamation agreement. Further, the Bermuda claim alleges that by entering into the Max amalgamation agreement containing the Max termination fee and no talk provisions and continuing to act in accordance with the terms of these provisions, the directors of IPC acted in breach of their fiduciary or other duties and not in accordance with the constitution of IPC.

On April 30, 2009, Validus issued a press release outlining its three-part plan to expedite its acquisition of IPC through the exchange offer or Validus scheme of arrangement under Bermuda law.

On April 30, 2009, IPC issued a press release reaffirming its belief that the Validus amalgamation offer does not represent a superior proposal and that the IPC board of directors continues to recommend IPC shareholders vote in favor of the proposed Max amalgamation.

On May 1, 2009, Validus filed an amendment with the SEC to its preliminary proxy statement with respect to soliciting votes from IPC shareholders against the proposed Max amalgamation.

On May 1, 2009, Validus filed an application to expedite the trial of the Bermuda claim.

On May 4, 2009, IPC filed with the SEC a third amendment to the IPC/Max S-4.

On May 5, 2009, Validus filed an investor presentation titled “Superior Proposal for IPC Shareholders” with the SEC and on May 6, 2009, filed a revised investor presentation with the SEC.

On May 6, 2009, Validus filed an amendment with the SEC to its preliminary proxy statement with respect to soliciting votes from IPC shareholders against the proposed Max amalgamation.

On May 7, 2009, IPC and Max filed a joint proxy statement/prospectus for the IPC/Max S-4 with the SEC and stated that they would mail the joint proxy statement/prospectus on or about May 7, 2009, to their respective shareholders of record as of the close of business on April 28, 2009.

On May 8, 2009, Validus filed with the SEC and commenced mailing definitive proxy materials and proxy cards to IPC shareholders seeking proxies from IPC shareholders to vote against the proposed Max amalgamation.

On May 11-12, 2009, Validus’ application to expedite the trial of the Bermuda claim is being heard by the Supreme Court of Bermuda.

On May 11, 2009, Validus also filed with the SEC two amendments to its preliminary proxy statement with respect to soliciting votes from Validus shareholders to approve the issuance of Validus shares in connection with the acquisition.

On May 12, 2009, in addition to filing the preliminary copy of this solicitation statement, Validus filed two preliminary proxy statements with the SEC which, when filed in their definitive forms, will be used to, respectively, (i) solicit votes from IPC shareholders to approve the Validus scheme of arrangement at the court-ordered IPC meeting, and (ii) solicit votes to approve the Validus proposals at the IPC special general meeting.

On May 12, 2009, Validus commenced the exchange offer.

REASONS TO REQUISITION THE IPC SPECIAL GENERAL MEETING

In order to implement the Validus scheme of arrangement, the IPC shareholders must approve the Validus scheme of arrangement at the court-ordered IPC meeting, IPC must separately approve the Validus scheme of arrangement and the Validus scheme of arrangement must be sanctioned by the Supreme Court of Bermuda.  The Validus scheme of arrangement must be approved by a majority in number of the holders of IPC common shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC common shares voting at the court-ordered IPC meeting, whether in person or by proxy.  If the IPC shareholders approve the Validus scheme of arrangement at the court-ordered IPC meeting, the separate approval of IPC of the Validus scheme of arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at the IPC special general meeting, including resolutions for IPC to approve and to be bound by the Validus scheme of arrangement and to terminate the Max amalgamation agreement.  The IPC special general meeting may be convened by the IPC board of directors or, if the IPC board of directors continues to be uncooperative, the requisite IPC shareholders may, by written requisition, compel the IPC board of directors to call the IPC special general meeting.

Following IPC shareholder approval at both the court-ordered IPC meeting and the IPC special general meeting, the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Validus scheme of arrangement, and the granting of a court order from the Supreme Court of Bermuda sanctioning the Validus scheme of arrangement, a copy of the court order sanctioning the Validus scheme of arrangement will be delivered to the Bermuda Registrar of Companies at which time the Validus scheme of arrangement will be effective.

We urge you, the owners of IPC, to take action by executing and delivering your written requisitions to compel the board of directors of IPC to call the IPC special general meeting so that you will have the opportunity to benefit from the Validus scheme of arrangement, even if the board of directors of IPC continues to withhold their support for the acquisition.  To requisition that the IPC board of directors call the IPC special general meeting, please follow the instructions for delivering the enclosed GREEN requisition card described below.

REQUISITIONING THE IPC SPECIAL GENERAL MEETING

We are furnishing this solicitation statement and a GREEN requisition card to the holders of outstanding IPC common shares to solicit written requisitions to compel the board of directors of IPC to call the IPC special general meeting.  The procedures for calling a special general meeting of IPC are governed by IPC’s Restated Bye-laws (the “Bye-laws”) and the Companies Act, which provide that a special general meeting of IPC shall be held if the requisite IPC shareholders have deposited at IPC’s registered office a signed requisition for the meeting, stating the purpose or purposes for which the special general meeting is to be held.  Such requisition may consist of several documents in like form each signed by one or more requisitionists.

Based on the IPC/Max S-4, as of April 9, 2009, there were issued and outstanding 55,948,821 IPC common shares.  Accordingly, assuming no changes to such number, holders of approximately 5,594,822 IPC common shares will have to execute and deliver written requisitions to us for deposit at IPC’s registered office in order to compel the board of directors of IPC to call the IPC special general meeting.

If we obtain sufficient executed written requisitions for the IPC special general meeting, we intend to compel the board of directors of IPC to call the IPC special general meeting to consider and vote upon the Validus proposals, and we will file with the SEC, and provide to IPC shareholders, a definitive proxy statement and a proxy card relating to the matters to be considered at the IPC special general meeting.

Under the Companies Act, if, following the receipt of validly executed written requisitions from the requisite IPC shareholders, the board of directors of IPC fails to proceed duly within 21 days from the date of the deposit of the requisitions to convene a special general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a special general meeting, but any such meeting so convened shall not be held after the expiration of three months from the said date.

Under the Bye-laws, IPC must deliver written notice to its shareholders of the IPC special general meeting at least ten days prior to the meeting and notice is deemed served ten days after the date on which it is deposited in the mail in the European Union, Bermuda, or United States.  For the purpose of determining shareholders entitled to notice of or to vote at the IPC special general meeting, the IPC board of directors may fix the record date if the IPC board of directors proceeds duly within 21 days from the date of the deposit of the requisitions to convene the IPC special general meeting. If the IPC board of directors fails to proceed duly within 21 days from the date of the deposit of the requisitions to convene the IPC special general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves fix the record date for such meeting.

If the IPC special general meeting is called, IPC shareholders will be furnished with notice of the IPC special general meeting and definitive proxy materials relating to the proposals to be considered at the IPC special general meeting.  These proxy materials will contain more detailed information concerning the proposals to be voted upon at the IPC special general meeting.  Such proxy materials, when filed, will also be available to the public without charge on the SEC’s website (http://www.sec.gov) or from Validus, by directing a request to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, at (888) 274-5119 or by email at validusIPC@georgeson.com.

REQUISITION PROCEDURES

Pursuant to this solicitation statement, we are soliciting written requisitions from shareholders to compel the IPC board of directors to call the IPC special general meeting.  By executing a requisition, a shareholder is requisitioning the board of directors of IPC to call the IPC special general meeting.  Please note that a written requisition to call the IPC special general meeting does not grant Validus the power to vote your IPC common shares at the IPC special general meeting and does not commit you to cast any vote in favor or against any proposal to be brought at the IPC special general meeting.  The written requisition does, however, give Validus the power and authority to convene the IPC special general meeting, assuming written requisitions are executed by the requisite IPC shareholders and deposited by Validus with IPC, if the board of directors of IPC fails to proceed duly within 21 days from the date of the deposit of the requisitions with IPC to convene the IPC special general meeting.  In such case, the IPC special general meeting must be held within three months after the date that is 21 days from the date the requisitions are deposited by Validus with IPC.  To vote on the matters to be brought at the IPC special general meeting you must vote by proxy or in person at the IPC special general meeting.

Procedures for submitting requisitions are as follows and will depend on how your IPC common shares are held:

1. If you own shares of record, meaning that your IPC common shares are represented by certificates or book entries in your name so that you appear as a record shareholder in the transfer books maintained by the IPC common share transfer agent, please complete, sign, date and return the enclosed GREEN requisition card to Validus Holdings, Ltd., care of Georgeson, in the postage-paid envelope enclosed.

2. If you own IPC common shares through a bank, broker or other nominee (in “street name”), only your bank, broker or other nominee can vote your IPC common shares and only upon receipt of your specific instructions.  If your IPC common shares are held in “street-name,” deliver the enclosed GREEN requisition card to your bank, broker or other nominee or contact the person responsible for your account to ensure that a GREEN requisition card is submitted on your behalf.  We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Validus Holdings, Ltd., care of Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, at (888) 274-5119, fax number (212) 440-9009, so that Validus will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Do not sign or return any revocation card you may receive from IPC.  If you have already submitted a revocation card, it is not too late to submit a requisition — simply complete, sign, date and return the GREEN requisition card in the enclosed envelope.  Only your latest dated requisition will be counted.

Once we receive executed GREEN requisition cards from the requisite IPC shareholders, we intend to deposit the requisitions with IPC to compel the board of directors of IPC to send within 21 days of such time notice of the IPC special general meeting.  We will issue a press release promptly upon making such deposit. We urge you to return your executed GREEN requisition card by May [ • ], 2009, to enable us to timely requisition the board of directors of IPC.

You may revoke your requisition to compel the IPC board of directors to call the IPC special general meeting at any time prior to our deposit of the requisitions to IPC, by submitting a written notice of revocation to either (a) Validus Holdings, Ltd., care of Georgeson Inc., 199 Water Street, 26th floor, New York, New York 10038, or (b) the principal executive offices of IPC at American International Building, 29 Richmond Road, Pembroke HM08, Bermuda.  A revocation may be in any written form validly signed by the record holder as long as it clearly states that the requisition previously given is no longer effective.  Shareholders who hold their IPC common shares in a bank or brokerage account will need to notify the person responsible for their account to revoke or withdraw previously given instructions.  We request that a copy of any revocation sent to IPC or any revocation notification sent to the person responsible for a bank or brokerage account also be sent to Validus Holdings, Ltd., care of Georgeson, at the address below.  Unless revoked in the manner set forth above, subject to the foregoing, duly executed requisitions in the form enclosed will be submitted to IPC.  Upon receipt of requisitions from the requisite IPC shareholders in favor of compelling the IPC board of directors to call the IPC special general meeting, we anticipate delivering such written requisitions to IPC.

If you have any questions about executing or delivering your GREEN requisition card or require assistance, please contact:

199 Water Street
26th Floor
New York, NY 10038
Banks and Brokers should call: (212) 440-9800
or
Toll Free: at (888) 274-5119
Email: validusIPC@georgeson.com

By executing and returning the GREEN requisition card, you are not committing to cast any vote in favor or against, nor are you granting us any proxy to vote on, any proposal to be brought before the IPC special general meeting.

This solicitation is being made by Validus, and not on behalf of IPC’s board of directors.  At this time, we are not seeking your proxy, consent or authorization for approval of the Validus proposals.  We are only soliciting your written requisition to compel the IPC board of directors to call the IPC special general meeting.  After the IPC special general meeting has been called, we expect to send you proxy materials relating to the proposals to be considered at the IPC special general meeting.  Your written requisition is important, no matter how many or how few shares you own.  We urge you to complete, sign, date and return the enclosed GREEN requisition card to call the IPC special general meeting.

CERTAIN INFORMATION ABOUT IPC

IPC is a Bermuda exempted company with its principal executive offices at American International Building, 29 Richmond Road, Pembroke, Bermuda.  The telephone number of IPC is (441) 298-5100.  IPC’s common shares are quoted on the NASDAQ Global Select Market under the ticker symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH.”

IPC is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith it files periodic reports, proxy statements and other information with the SEC.  Reports, proxy statements and other information filed by IPC with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.W., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330.  IPC’s filings with the SEC are also available to the public without charge on the SEC’s website (http://www.sec.gov).

Information with respect to the beneficial ownership of IPC common shares by the directors and executive officers of IPC as of April 29, 2009, as contained in the IPC/Max S-4, is set forth in Schedule I to this solicitation statement.

The information concerning IPC and the proposed Max amalgamation contained herein has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information.  Although Validus has no knowledge that would indicate that statements relating to IPC or the Max amalgamation agreement contained in this solicitation statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the full books and records of IPC, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements.

Further information concerning the Max amalgamation agreement, the proposed Max amalgamation, and other information relating to the proposed combination of Max and IPC is contained in the IPC/Max S-4 publicly available on file with the SEC.

INFORMATION CONCERNING THE PARTICIPANTS IN THE SOLICITATION

Validus is a Bermuda exempted company, with its principal executive offices located at 19 Par-La-Ville Road, Hamilton HM11, Bermuda.  The telephone number of Validus is (441) 278-9000.  Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”).  Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance.  Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183. Validus’ shares are traded on the New York Stock Exchange under the symbol “VR” and, as of May 11, 2009, the last practicable date prior to the filing of this solicitation statement, Validus had a market capitalization of approximately $1.7 billion.  Validus has approximately 280 employees.  As of the date this solicitation statement was first mailed to IPC’s shareholders, Validus was the registered owner of 100 IPC common shares, or less than 1% of the outstanding IPC common shares, and Validus was entitled to vote as to all of the IPC common shares it owns.

Information for the director and the executive officers of Validus who are considered to be participants in this requisition solicitation and certain other information is set forth in Schedule II to this solicitation statement.  Other than as set forth herein, none of Validus or any of the participants set forth in Schedule II hereto have any interest, direct or indirect, by security holdings or otherwise, in the acquisition.

SOLICITATION OF REQUISITIONS

Except as set forth below, Validus will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of requisitions in connection with this solicitation.

Requisitions will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person.  The director and the executive officers of Validus listed in Schedule II hereto may assist in the solicitation of requisitions without any additional remuneration.

Validus has retained Georgeson for solicitation and advisory services in connection with solicitations relating to the requisitions to compel the IPC board of directors to call the IPC special general meeting, for which Georgeson may receive a fee of up to $50,000 in connection with the solicitation of requisitions. Up to 100 people may be employed by Georgeson in connection with the solicitation.  Validus has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges.  Georgeson will solicit requisitions from individuals, brokers, banks, bank nominees and other institutional holders.  Directors, officers and certain employees of Validus may assist in the solicitation of requisitions without any additional remuneration.  The entire expense of soliciting requisitions by or on behalf of Validus is being borne by Validus.

If you have any questions concerning this solicitation statement or the procedures to be followed to execute and deliver a requisition, please contact Georgeson at the address or telephone number specified in this solicitation statement.

Validus has engaged Greenhill & Co., LLC (“Greenhill”) as financial advisor with respect to its strategic process and the acquisition.  In connection with Greenhill’s services as financial advisor to Validus in connection with Validus’ strategic process and the acquisition, Validus agreed to pay Greenhill an aggregate fee of $10.0 million, $2.75 million of which has already been paid and $7.25 million (less the fee for Greenhill’s service as dealer manager in connection with the exchange offer described below) of which is contingent upon the consummation of a transaction or entry into a definitive agreement that subsequently results in a transaction.  In addition, Validus will reimburse Greenhill for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel.  Validus has also agreed to indemnify Greenhill and its affiliates in connection with Greenhill’s service as financial advisor against certain liabilities in connection with their engagement, including liabilities under the U.S. federal securities laws.

Validus has also engaged Greenhill to act as dealer manager in connection with the exchange offer.  Greenhill may contact beneficial owners of IPC common shares in its capacity as dealer manager regarding the exchange offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the prospectus/offer to exchange included in the Registration Statement on Form S-4 filed by Validus with the SEC on May 12, 2009, and related materials to beneficial owners of IPC common shares.  Validus has agreed to pay Greenhill a reasonable and customary fee for its service as dealer manager in connection with the exchange offer.  In addition, Validus will reimburse Greenhill for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel.  Validus has also agreed to indemnify Greenhill and its affiliates in connection with Greenhill’s service as dealer manager against certain liabilities in connection with their engagement, including liabilities under the U.S. federal securities laws.

As of March 31, 2009, four merchant banking funds affiliated with Greenhill owned an aggregate of 2,571,427 Validus common shares, and certain employees of Greenhill and its affiliates had interests in one or more of such funds.

Validus has also engaged Dowling & Partners Securities, LLC (“Dowling”) as capital markets advisor with respect to the acquisition.  In connection with Dowling’s services, Validus agreed to pay Dowling an aggregate fee of $2.0 million. Payment of the fee to Dowling is not conditioned on a successful acquisition or otherwise.  In addition, Validus will reimburse Dowling for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel.  Validus has also agreed to indemnify Dowling and its affiliates in connection with Dowling’s services against certain liabilities in connection with their engagement, including liabilities under the U.S. federal securities laws.

Validus has retained Georgeson as information agent in connection with the exchange offer.  The information agent may contact holders of IPC common shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the exchange offer to beneficial owners of IPC common shares. Validus will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Validus agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

SHAREHOLDER PROPOSALS FOR IPC’S 2010 ANNUAL GENERAL MEETING

Based on the IPC/Max S-4, if IPC shareholders wish to submit a proposal to be considered for inclusion in the proxy materials for IPC’s 2010 annual general meeting or propose a nominee for the board of directors, please send it to the Secretary, IPC Holdings, Ltd. (or, if the proposed Max amalgamation has occurred, to Max Capital Group Ltd. after the closing date), American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda. Under the rules of the SEC, proposals must be received no later than December 30, 2009, to be eligible for inclusion in IPC’s 2010 annual general meeting proxy statement.  If a shareholder wishes to submit a proposal to IPC’s 2010 annual general meeting without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely if IPC is not notified of such proposal by March 15, 2010.

FORWARD-LOOKING STATEMENTS

This solicitation statement may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements.  All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.  We believe that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to enter into and to consummate the proposed acquisition on the terms set forth in the Validus amalgamation offer; 2) uncertainty as to the actual premium that will be realized by IPC shareholders in connection with the proposed acquisition; 3) uncertainty as to the long-term value of Validus common shares; 4) unpredictability and severity of catastrophic events; 5) rating agency actions; 6) adequacy of Validus’ or IPC’s risk management and loss limitation methods; 7) cyclicality of demand and pricing in the insurance and reinsurance markets; 8) Validus’ limited operating history; 9) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 10) adequacy of Validus’ or IPC’s loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition; 14) potential loss of business from one or more major insurance or reinsurance brokers; 15) Validus’ or IPC’s ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 16) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 17) the integration of Talbot or other businesses we may acquire or new business ventures we may start; 18) the effect on Validus’ or IPC’s investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 19) acts of terrorism or outbreak of war; 20) availability of reinsurance and retrocessional coverage; 21) failure to realize the anticipated benefits of the proposed acquisition, including as a result of failure or delay in integrating the businesses of Validus and IPC; and 22) the outcome of litigation arising from Validus’ offer for IPC, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and the risk factors included in IPC’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and IPC on file with the SEC.  Any forward-looking statements made in this solicitation statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.  Except as required by law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

SCHEDULE I

THE FOLLOWING TABLE IS REPRINTED FROM THE IPC/MAX S-4
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF IPC

The table below sets forth certain information as of April 29, 2009 (unless otherwise specified) with respect to the beneficial ownership of IPC common shares by each person who is known to IPC, based on filings made by such person under Section 13(d) and Section 13(g) of the Exchange Act, to own beneficially more than 5% of the outstanding common shares, each person currently serving as a director of IPC, each nominee for director, the Chief Executive Officer, the Chief Financial Officer, each of the two most highly compensated executive officers of IPC other than the Chief Executive Officer and Chief Financial Officer and all directors and executive officers as a group.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership(1)		Percentage(2)

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	4,965,479	(3)	8.9%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403-1906	3,926,292	(4)	7.0%
Barclays Global Investors, NA. 400 Howard Street San Francisco, California 94105	2,811,789	(5)	5.0%
Mark R. Bridges	891	(6)	*
James P. Bryce	324,524	(7)	*
Michael J. Cascio	155	(6)	*
Peter S. Christie	891	(6)	*
Kenneth L. Hammond	891	(6)	*
L. Anthony Joaquin	891	(6)	*
Antony P.D. Lancaster	891	(6)	*
Peter J.A. Cozens	140,340	(8)	*
Stephen F. Fallon	144,669	(9)	*
John R. Weale	161,047	(10)	*
All directors and executive officers as a group	775,190		1.4%

*	Less than 1% of the outstanding common shares.

(1)	In accordance with the rules of the SEC, a person is deemed to have “beneficial ownership” of common shares that such person has the rights to acquire within 60 days. For purposes of calculating percent ownership, each person’s holdings have been calculated assuming full exercise of outstanding options currently exercisable or exercisable within 60 days by such person and by including such person’s restricted stock units and performance share units vesting within 60 days, but not the exercise of options held by any other person. All amounts listed represent sole investment and voting power unless otherwise indicated.

(2)	Based on 55,948,821 common shares issued and outstanding at March 26, 2009.

(3)	According to information in the Schedule 13G/A filed on February 17, 2009, FMR LLC had the following dispositive powers with respect to common shares: (a) sole voting power: none; (b) shared voting power: none; (c) sole dispositive power: 4,965,479; and (d) shared dispositive power: none.

(4)	According to information reported in the Schedule 13G/A filed on February 6, 2009, Franklin Resources, Inc. had the following dispositive powers with respect to common shares: (a) sole voting power: 3,862,492; (b) shared voting power: none; (c) sole dispositive power: 3,926,292; (d) shared dispositive power: none.

I-1

(5)	According to information reported in the Schedule 13G filed on February 5, 2009, Barclays Global Investors, NA. had the following dispositive powers with respect to common shares: (a) sole voting power: 2,540,495; (b) shared voting power: none; (c) sole dispositive power: 2,811,789; (d) shared dispositive power: none.

(6)	Transfer-restricted common shares awarded as compensation for his services as a Director.

(7)	Includes 581 common shares that are held by the IRA trustee for Mr. Bryce’s wife, for which Mr. Bryce disclaims beneficial ownership, 175,000 common shares issuable upon the exercise of options and 7,429 transfer-restricted common shares.

(8)	Includes 81,250 common shares issuable upon the exercise of options and 2,928 transfer-restricted common shares.

(9)	Includes 78,750 common shares issuable upon the exercise of options and 2,556 transfer-restricted common shares.

(10)	Includes 115,750 common shares issuable upon the exercise of options and 2,637 transfer-restricted common shares.

I-2

SCHEDULE II

INFORMATION CONCERNING THE DIRECTOR AND
EXECUTIVE OFFICERS OF VALIDUS WHO ARE PARTICIPANTS

The following table sets forth certain information with respect to each director and executive officer of Validus that is a participant in the solicitation. The current business address of each person is 19 Par-La-Ville Road, Hamilton HM11, Bermuda and the current business telephone number is (441) 278-9000. Each such person is a citizen of the United States, and each occupation set forth opposite an individual’s name refers to employment with Validus.

DIRECTOR

Present Principal Occupation or Employment, Material Positions
Name and Current Business Address	Held During the Past Five Years

Edward J. Noonan	Mr. Noonan has been Chairman of the Board and the Chief Executive Officer of Validus since its formation. He has 27 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. (Nasdaq: INDM) from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983.

PARTICIPANT EXECUTIVE OFFICERS

Present Principal Occupation or Employment, Material Positions
Name and Current Business Address	Held During the Past Five Years

Edward J. Noonan	Mr. Noonan has been Chairman of the Board and the Chief Executive Officer of Validus since its formation. He has 27 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. (Nasdaq: INDM) from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983.
Joseph E. (Jeff) Consolino	Mr. Consolino has been Executive Vice President and Chief Financial Officer of Validus since March 2006. He has over 16 years of experience in the financial services industry, specifically in providing investment banking services to the insurance industry, and most recently served as a managing director in Merrill Lynch’s Financial Institutions Group specializing in insurance company advisory and financing transactions. He serves as a Director of National Interstate Corporation, a property and casualty company based in Ohio and of AmWINS Group, Inc., a wholesale insurance broker based in North Carolina.

II-1

Annex A

FORM OF
THE SCHEME OF ARRANGEMENT

IN THE SUPREME COURT OF BERMUDA
CIVIL JURISDICTION

(COMMERCIAL COURT)	No. [ • ] of 2009

IN THE MATTER OF IPC HOLDINGS, LTD.

- and -

IN THE MATTER OF SECTION 99 OF THE BERMUDA COMPANIES ACT 1981

PRELIMINARY

In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

Acquisition	the proposed acquisition of IPC by Validus
Allowed Proceeding	any proceeding by a holder of Scheme Shares to enforce its rights under this Scheme in the event Validus or IPC fails to perform its obligations under this Scheme
Business Day	any day other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by law or executive order to be closed.
Closing Validus Share Price	the closing price per share of Validus common stock as reported on the NYSE on the last trading day prior to the Effective Time
Conditions	the conditions to the effectiveness of this Scheme set forth in the Schedule A attached hereto
Court	the Supreme Court of Bermuda
Court Hearing	the hearing of the Court to sanction this Scheme under section 99 of the Bermuda Companies Act 1981
Effective Time	the time and date on which this Scheme becomes effective in accordance with clause 9.1 of this Scheme
Exchange Agent	BNY Mellon Shareowner Services
Excluded Shares	any IPC Shares which are registered in the name of, or beneficially owned by Validus, IPC or any of their respective subsidiaries, or which Validus, IPC or any of their respective subsidiaries acquires or becomes beneficially interested in from time to time
IPC	IPC Holdings, Ltd., a Bermuda exempted company whose principal executive offices are located at American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda
IPC Shares	shares of common stock, par value $0.01 per share, of IPC
Max	Max Capital Group Ltd.
Max Amalgamation Agreement	the Agreement and Plan of Amalgamation dated 1 March 2009, as amended on 5 March 2009, among Max, IPC and IPC Limited
Max Termination Fee	the termination fee that may be payable by IPC to Max in certain circumstances pursuant to the terms of the Max Amalgamation Agreement
New Validus Shares	the new shares of voting common stock, par value $0.175 per share, of Validus to be issued credited as fully paid pursuant to this Scheme
NYSE	The New York Stock Exchange
Prohibited Proceeding	any process, suit, action, legal or other proceeding including without limitation any arbitration, mediation, alternative dispute resolution, judicial review, adjudication, demand, execution, restraint, forfeiture, re-entry, seizure, lien, enforcement of judgment, enforcement of any security or enforcement of any letter of credit against Validus or IPC or any of their respective subsidiaries or their respective property in any jurisdiction whatsoever other than an Allowed Proceeding
Record Date	6.00 p.m. (Atlantic Time) on [ • ] 2009
Register of Members	IPC’s register of members or any branch register kept in accordance with section 65 of the Bermuda Companies Act 1981
Registrar	the Bermuda Registrar of Companies

Requisition Proxy Statement	the proxy statement on Schedule 14A pursuant to Section 14a of the United States Securities Exchange Act of 1934, as amended, to be sent to holders of IPC Shares in connection with approval at the Special General Meeting of resolutions determined by Validus to be reasonably necessary in connection with implementation of this Scheme, containing, inter alia, the notice of the Special General Meeting
Scheme	this scheme of arrangement in its present form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Validus
Scheme Court Order	the order of the Court sanctioning this Scheme pursuant to section 99 of the Bermuda Companies Act 1981
Scheme Meeting	the meeting of holders of IPC Shares as at the Record Date convened by order of the Court pursuant to section 99 of the Bermuda Companies Act 1981 to consider and, if thought fit, approve this Scheme (with or without amendment), including any adjournment or postponement thereof
Scheme Proxy Statement	the proxy statement on Schedule 14A pursuant to Section 14a of the United States Securities Exchange Act of 1934, as amended, to be sent to holders of IPC Shares in connection with approval at the Scheme Meeting of this Scheme, containing, inter alia details of this Scheme and the notice of the Scheme Meeting
Scheme Shares	all IPC Shares which are in issue immediately prior to the Effective Time, other than the Excluded Shares
Special General Meeting	the special general meeting of IPC at which the holders of IPC Shares as at the record date for such meeting may consider and, if they so determine, approve resolutions determined by Validus to be reasonably necessary in connection with implementation of this Scheme, including resolutions for IPC to approve and to be bound by this Scheme and to terminate the Max Amalgamation Agreement, notice of which is to be set out in the Requisition Proxy Statement
Validus	Validus Holdings, Ltd., an exempted company incorporated under the laws of Bermuda with its principal executive offices at 19 Par-La-Ville Road, Hamilton, HM11, Bermuda
United States	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia
$ or United States dollars	the lawful currency of the United States

and references to clauses and sub-clauses are to clauses and sub-clauses of this Scheme.

(A) As at the date of this Scheme, the authorised share capital of IPC is $[ • ] divided into [ • ] IPC Shares. As at the close of business on [ • ] 2009, being the latest practicable date prior to the posting of the Scheme Proxy Statement, [ • ] IPC Shares have been issued and are credited as fully paid and the remainder are unissued.

(B) As at the date of this Scheme, 100 IPC Shares, representing less than one per cent. of the existing issued share capital of IPC are registered in the name of Validus;

(C) Validus has agreed to appear, and to procure that the registered holders of any IPC Shares which it or any of its subsidiaries beneficially owns to agree to appear, by Counsel at the Court Hearing and to be bound by, and to undertake to the Court to be bound by, the provisions of this Scheme and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by it for the purposes of giving effect to this Scheme.

1.	PURPOSE OF THIS SCHEME

1.1 The purpose of this Scheme is to effect the exchange of each Scheme Share for 1.2307 New Validus Shares. At the Effective Time, all Scheme Shares shall be transferred to Validus and as a result thereof IPC shall become a wholly owned subsidiary of Validus. In furtherance of this Scheme, following the Effective Time Validus shall issue and allot the New Validus Shares to the holders of Scheme Shares in accordance with the terms of this Scheme.

2.	APPLICATION AND EFFECTIVENESS OF THIS SCHEME

2.1 The compromise and arrangement effected by this Scheme shall apply to all Scheme Shares and shall be binding on IPC and on all holders of Scheme Shares. With effect from the Effective Time, until such time as the Scheme Shares have been transferred to Validus, there shall be no further registration of transfers on the Register of Members of any Scheme Shares.

3.	RECORD DATE

3.1 The holders of IPC Shares and the number of IPC Shares that they hold for the purposes of voting at the Scheme Meeting shall be determined as those recorded on the Register of Members as at the Record Date.

4.	NEW VALIDUS SHARES

4.1 Conditional upon and subject to clause 5, Validus shall, in consideration for the transfer of the Scheme Shares, and subject as hereinafter provided, allot and issue, credited as fully paid, to each holder of Scheme Shares (as appearing in the Register of Members immediately prior to the Effective Time), New Validus Shares on the following basis:

for each Scheme Share	1.2037 New Validus Shares

4.2 Fractional entitlements to New Validus Shares will not be allotted or issued to holders of Scheme Shares. Holders of Scheme Shares shall be paid cash in lieu of any fractional entitlement to which they would otherwise be entitled. The cash amount to be paid to such holders of Scheme Shares shall be determined by multiplying the relevant fraction by the Closing Validus Share Price.

5.	ACQUISITION OF SCHEME SHARES

5.1 At the Effective Time, in consideration for the consideration provided for in clause 4, notwithstanding any term of any relevant document to the contrary, the Scheme Shares shall be transferred to Validus and such transfer shall forthwith be registered on the Register of Members.

5.2 With effect from and including the Effective Time, each holder of Scheme Shares shall in accordance with this Scheme cease to have any rights with respect to Scheme Shares, except the right to receive the consideration provided for in clause 4.

5.3 Validus shall acquire the Scheme Shares fully paid and free from all liens, equitable interests, charges, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto including the right to receive and retain all dividends and other distributions declared, paid or made thereon, on or after the Effective Time, other than any pro rata dividend payable by IPC in respect of the reduction, if any, of the Max Termination Fee.

5.4 For such purposes, the Scheme Shares shall be transferred to Validus or its nominees and to give effect to such transfer any person may be appointed by Validus as attorney and shall be authorised as such attorney on behalf of the holder concerned to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer of any Scheme Shares and every form, instrument or instruction of transfer so executed shall be as effective as if it had been executed by the holder or holders of the Scheme Shares thereby transferred.

6.	SHARE CERTIFICATES

6.1 With effect from and including the Effective Time, each existing certificate representing a holding of Scheme Shares shall cease to be valid in respect of such holding and each holder of Scheme Shares shall be bound at the request of Validus to deliver up the same to Validus or to any person appointed by Validus to receive the same for cancellation or to destroy such share certificates.

7.	DESPATCH OF CONSIDERATION

7.1 At or about the Effective Time, Validus shall deposit the New Validus Shares required to be issued by it under this Scheme with the Exchange Agent (or such other person or entity as Validus may determine in its sole discretion) acting on behalf of and for the account of the holders of Scheme Shares. Promptly after the Effective Time, Validus shall procure that the Exchange Agent (or such other person or entity as Validus may determine in its sole discretion) shall mail each holder of Scheme Shares instructions for surrendering share certificates in respect of Scheme Shares or for non-certificated Scheme Shares represented by book entry and that the Exchange Agent shall transfer such New Validus Shares to each holder of Scheme Shares in accordance with their respective entitlements under this Scheme promptly following the Exchange Agent’s receipt of the share certificates in respect of Scheme Shares or non-certificated Scheme Shares represented by book entry from such holder of Scheme Shares. In addition, Validus will direct the Exchange Agent (or such other person or entity as Validus may determine in its sole discretion) to pay (out of funds previously provided by Validus) to each holder of Scheme Shares entitled thereto a cash payment in respect of any amount payable to such holder of Scheme Shares pursuant to sub-clause 4.2, less any applicable withholding taxes, together with the transfer to such holder of Scheme Shares of the New Validus Shares to which it is entitled under the terms of this Scheme.

7.2 No interest will be paid or accrued on the cash payable upon the surrender of any share certificate (or book-entry shares). Until surrendered in accordance with the provisions of this clause 7, each share certificate in respect of Scheme Shares or non-certificated Scheme Shares represented by book entry will represent after the Effective Time for all purposes only evidence of the right to receive the consideration due to each holder of Scheme Shares provided for in clause 4.

7.3 All deliveries of cheques, certificates or other documents required to be made to holders of Scheme Shares pursuant to this Scheme shall be effected by sending the same by mail in prepaid envelopes addressed to the persons entitled thereto at their respective registered addresses as appearing in the Register of Members immediately prior to the Effective Time (or, in the case of joint holders, at the address of the joint holder who appears first in the said register) and none of IPC, Validus, any person appointed by Validus pursuant to sub-clause 5.4 or any of their respective agents or nominees shall be responsible for any loss or delay in the transmission of any cheques, certificates or other documents sent in accordance with this sub-clause 7.3, which shall be sent at the risk of the person or persons entitled thereto.

7.4 All cheques shall be in United States dollars and shall be made payable to the person or persons to whom, in accordance with the foregoing provisions of this clause 7, the envelope containing the same is addressed, and the encashment of any such cheque shall be a complete discharge of Validus’ obligation under this Scheme to pay for the monies represented thereby.

7.5 The preceding sub-clauses of this clause 7 shall take effect subject to any prohibition or condition imposed by law.

8.	DIVIDEND MANDATES

8.1 All mandates and other instructions to IPC in force immediately prior to the Effective Time relating to Scheme Shares shall, unless and until revoked or amended, be deemed as from the Effective Time to be valid and effective mandates and instructions to Validus in relation to the New Validus Shares issued in respect thereof.

9.	THE EFFECTIVE TIME

9.1 This Scheme shall become effective in accordance with its terms as soon as an office copy of the Scheme Court Order shall have been delivered to the Registrar for registration.

9.2 Unless this Scheme shall become effective on or before 30 November 2009, or such later date, if any, as Validus may determine and the Court may allow, this Scheme shall never become effective.

10.	MODIFICATION

10.1 Validus may consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may approve or impose.

11.	STAY OF PROHIBITED PROCEEDINGS

11.1 No holder of Scheme Shares shall commence a Prohibited Proceeding in respect of or arising from this Scheme after the Effective Time.

11.2 A holder of Scheme Shares may commence an Allowed Proceeding against Validus or IPC after the Effective Time provided that it has first given Validus ten Business Days prior notice in writing of its intention to do so.

12.	INTERPRETATION

12.1 When under any provision of this Scheme a matter is to be determined by Validus, it will have discretion to interpret such matter under this Scheme in a manner that it considers fair and reasonable, and its decisions will be binding on all concerned.

13.	PRE-CONDITIONS TO THIS SCHEME

13.1 The effectiveness of this Scheme is conditional upon the satisfaction or, where relevant, waiver of the Conditions prior to the commencement of the Court Hearing.

14.	GOVERNING LAW AND JURISDICTION

14.1 The terms of this Scheme shall be governed by and construed in accordance with the laws of Bermuda and the Courts of Bermuda shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which arises out of or connected with the terms of this Scheme or their implementation or out of any action taken or omitted to be taken under this Scheme or in connection with the administration of this Scheme.

Dated [ • ] 2009

Schedule A

CONDITIONS TO THE EFFECTIVENESS OF THIS SCHEME

This Scheme is conditional upon the following having occurred on or before 30 November 2009, or such later date, if any, as Validus may determine and the Court may allow:

1. the approval of this Scheme by a majority in number of the holders of IPC Shares entitled to vote and present and voting, either in person or by proxy, at the Scheme Meeting, or at any adjournment of such meeting, representing three-fourths or more in value of the IPC Shares entitled to vote and present and voting, either in person or by proxy, at the Scheme Meeting, or at any adjournment of such meeting;

2. all resolutions determined by Validus to be reasonably necessary in connection with the implementation of this Scheme to be considered at the Special General Meeting being duly passed by the requisite majority at the Special General Meeting, or at any adjournment of that meeting, and not subsequently being revoked and the matters provided for in such resolutions becoming effective;

3. the sanction (without modification or with modification as agreed by Validus) of this Scheme by the Court; and

4. the delivery of an office copy of the court order sanctioning this Scheme to the Registrar.

In addition, this Scheme is also conditional upon the following Conditions, and, accordingly, the necessary actions to make this Scheme effective, including the delivery of an office copy of the court order sanctioning this Scheme to the Registrar, will not be taken unless such Conditions (as amended if appropriate) have been satisfied (and continue to be satisfied pending the commencement of the Court Hearing) or where relevant waived:

Max Amalgamation Agreement Condition

The Max Amalgamation Agreement shall have been validly terminated on terms reasonably satisfactory to Validus, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the Max Amalgamation Agreement other than with respect to the possible payment of the Max Termination Fee thereunder.

Registration Condition

The issuance of the New Validus Shares shall have been registered under the United States Securities Act of 1933, as amended, pursuant to an effective registration statement, or shall be exempt from the registration requirements thereof.

Shareholder Approval Condition

The shareholders of Validus shall have approved the issuance of the New Validus Shares as required under the rules of the NYSE.

NYSE Listing Condition

The New Validus Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Pending Litigation Condition

There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any supranational, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (a “governmental authority”): (1) challenging or seeking to, or which, in the judgment of Validus, is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or in which there are allegations of any violation of law, rule or regulation relating to, the proposing of, or terms or provisions of, this Scheme or, the transfer of all of the outstanding IPC Shares (excluding any IPC Shares beneficially owned by Validus, IPC or any of their respective subsidiaries) to Validus in exchange for shares in Validus; or (2) seeking to, or which in the judgment of Validus, is reasonably likely to, prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC Shares acquired by Validus pursuant to this Scheme or otherwise on all matters properly presented to IPC shareholders.

No Material Adverse Change Condition

Since December 31, 2008, there shall not have been any change, state of facts, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of IPC and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance or event to the extent caused by or resulting from: (i) changes in economic, market, business, regulatory or political conditions generally in the United States or in Bermuda or any other jurisdiction in which such party operates or in Bermudan, United States or global financial markets; (ii) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in the geographic areas in which such party operates; (iii) changes, circumstances or events resulting in liabilities under property catastrophe reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster; (iv) changes in any applicable law, statute, ordinance, common law, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any governmental authority, including all relevant bye-laws and regulations of the Council and Society of Lloyd’s incorporated under the Lloyd’s Act of 1871 to 1982 of England and Wales in each of the jurisdictions in which IPC or its subsidiaries currently conduct business or operate (“specified laws”); (v) changes in generally accepted accounting principles or in statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Bermuda Monetary Authority, the Securities and Exchange Commission, the National Association of Insurance Commissioners and the Financial Accounting Standards Board; (vi) any change or announcement of a potential change in IPC’s or any of its subsidiaries’ credit or claims paying rating or A.M. Best rating or the ratings of any of IPC’s or its subsidiaries’ businesses or securities; (vii) a change in the trading prices or volume of IPC Shares; (viii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of the Scheme Proxy Statement; or (ix) the commencement, occurrence or continuation of any war or armed hostilities, except that (A) in the case of the foregoing clauses (vi), (vii) and (viii), such exceptions shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances or events underlying a failure described in any such clause has resulted in, or contributed to, a material adverse effect on IPC and its subsidiaries and (B) in the case of the foregoing clauses (i), (ii), (iv), (v) and (ix), to the extent those changes, state of facts, circumstances or events have a materially disproportionate effect on IPC and its subsidiaries taken as a whole relative to other similarly situated persons in the property and casualty insurance and reinsurance industry. In addition, a material adverse effect shall be deemed to have occurred if IPC’s book value shall have (A) declined by more than 50% from December 31, 2008 to the commencement of the Court Hearing or (B) declined from December 31, 2008 to the commencement of the Court Hearing by 20% or more than the percentage decline of Validus’ book value during the same period, provided, that for purposes of measuring the 20% differential book value decline, if Validus has experienced an increase in book value from December 31, 2008 to the commencement of the Court Hearing, Validus shall be deemed to have experienced no change in its book value. Any such materially adverse change, state of facts, circumstance or event or decline in IPC’s book value described above are referred to herein as a “material adverse effect.”

Conduct of Business Condition

Each of IPC and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of the Scheme Proxy Statement and prior to the commencement of the Court Hearing.

Validus’ Credit Facilities Condition

All amendments or waivers under Validus’ credit facilities as determined by Validus to be necessary to consummate this Scheme and the other transactions contemplated by the Scheme Proxy Statement and by the Requisition Proxy Statement shall be in full force and effect.

Other Conditions

None of the following events or facts shall have occurred:

(a) there is in effect any order or injunction issued by any court of competent jurisdiction or any action taken, or any specified law enacted, entered, enforced or deemed applicable to this Scheme or the other transactions contemplated by the Scheme Proxy Statement or the Requisition Proxy Statement by any governmental authority of competent jurisdiction which imposes any term, condition, obligation or restriction upon Validus, IPC or any of their respective subsidiaries that would, individually or the aggregate, reasonably be likely to (A) have a material adverse effect (assuming all references to IPC in the definition of “material adverse effect” were instead references to Validus) on Validus and its subsidiaries (including IPC and its subsidiaries following the Effective Time) on a consolidated basis following the Effective Time or (B) directly or indirectly (i) delay or otherwise restrain, impede or prohibit this Scheme or (ii) prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC Shares acquired by Validus pursuant to this Scheme or otherwise on all matters properly presented to IPC shareholders;

(b) IPC or any of its subsidiaries has (1) permitted the issuance or sale of any shares of any class of share capital or other securities of any subsidiary of IPC (other than IPC Shares issued pursuant to, and in accordance with, the terms in effect on the date of the Scheme Proxy Statement of employee stock options, stock units or other similar awards outstanding prior to the date of the Scheme Proxy Statement), (2) declared, paid or proposed to declare or pay any dividend or other distribution on any share capital of IPC (other than (A) any quarterly cash dividends paid in the ordinary course of business consistent with past practice to holders of IPC Shares and (B) any pro rata dividend payable by IPC in respect of the reduction, if any, of the Max Termination Fee), including by adoption of a shareholders rights plan (or similar plan) which has not otherwise been terminated or rendered inapplicable to this Scheme prior to the commencement of the Court Hearing, or (3) amended, or authorized or proposed any amendment to, its articles of incorporation or bye-laws (or other similar constituent documents) or Validus becomes aware that IPC or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its articles of incorporation or bye-laws (or other similar constituent documents) in a manner that, in the reasonable judgment of Validus, is reasonably likely to, directly or indirectly, (A) delay or otherwise restrain, impede or prohibit this Scheme or (B) prohibit or limit the full rights of ownership of IPC Shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC Shares acquired by Validus pursuant to this Scheme or otherwise on all matters properly presented to IPC shareholders;

(c) Validus or any of its affiliates enters into a definitive agreement or announces an agreement in principle with IPC providing for an amalgamation or other business combination or transaction with or involving IPC or any of its subsidiaries, or the purchase or exchange of securities or assets of IPC or any of its subsidiaries, whereby Validus or any of its subsidiaries acquires securities of IPC, or Validus accepts for exchange under an exchange offer at least 90% of the IPC Shares which it sought to acquire under that offer, or Validus and IPC reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that this Scheme will not be implemented;

(d) IPC or any of its subsidiaries has (1) granted to any person proposing an amalgamation or other business combination with or involving IPC or any of its subsidiaries or the purchase or exchange of securities or assets of IPC or any of its subsidiaries any type of option, warrant or right which, in Validus’ judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any IPC Shares or other securities, assets or business of IPC or any of its subsidiaries), (2) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange (other than the Max Termination Fee) or (3) amended the Max Amalgamation Agreement in any respect that alters IPC’s rights or obligations upon termination of the Max Amalgamation Agreement (other than a reduction of the Max Termination Fee); or

(e) IPC shareholders shall have adopted the proposed Max Amalgamation Agreement or there shall have been a business combination consummated between IPC and Max;

which in the reasonable judgment of Validus in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with this Scheme.

The foregoing Conditions are for the sole benefit of Validus and may be asserted by Validus regardless of the circumstances giving rise to the right to assert any such Condition or, other than the Conditions numbered 1 to 4 (inclusive) above, the “Registration Condition”, the “Shareholder Approval Condition” and the “NYSE Listing Condition” (collectively the “Unwaivable Conditions”), may be waived by Validus in whole or in part at any time and from time to time prior to the commencement of the Court Hearing in its discretion. Validus expressly reserves the right to waive any of the Conditions, other than the Unwaivable Conditions, and to make any change in the terms of or conditions to this Scheme. The failure by Validus at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the commencement of the Court Hearing or the earlier lapse, termination or withdrawal of this Scheme.

This Scheme will not proceed unless all the above Conditions are satisfied or, where relevant, waived or, where appropriate, determined by Validus to have been satisfied or to remain satisfied prior to the commencement of the Court Hearing. Validus shall be under no obligation to waive or treat as satisfied any of the Conditions set forth following Condition 4 above (the “Non-Procedural Conditions”) by a date earlier than 30 November 2009, or such later date, if any, as Validus may determine and the Court may allow, notwithstanding that the Non-Procedural Conditions may at such earlier date have been waived or satisfied and that there are at such earlier date no circumstances indicating that any of such Non-Procedural Conditions may not be capable of being satisfied.

Any determination by Validus concerning any Condition or event described in this Scheme (including this Schedule A) shall be final and binding on all parties to the fullest extent permitted by law.

YOUR REQUISITION IS IMPORTANT!

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, WE ARE SEEKING YOUR REQUISITION.  PLEASE COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED GREEN REQUISITION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, ONLY IT CAN SIGN A WRITTEN REQUISITION WITH RESPECT TO YOUR SHARES.  ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A WRITTEN REQUISITION TO BE SIGNED REPRESENTING YOUR SHARES.

IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN SUBMITTING YOUR REQUISITION, PLEASE CONTACT:

199 Water Street
26th Floor
New York, NY 10038
Banks and Brokers should call: (212) 440-9800
or
Toll Free: at (888) 274-5119
Email: validusIPC@georgeson.com

PRELIMINARY COPY, DATED MAY 12, 2009 — SUBJECT TO COMPLETION
WRITTEN REQUISITION
OF SHAREHOLDERS OF IPC HOLDINGS, LTD.
SOLICITED BY VALIDUS HOLDINGS, LTD. (AND NOT BY IPC HOLDINGS, LTD.)
TO CALL A SPECIAL GENERAL MEETING OF
IPC HOLDINGS, LTD.

The undersigned is a shareholder of common shares of IPC Holdings, Ltd. (“IPC”) and hereby submits this requisition to compel the board of directors of IPC to forthwith proceed to convene a special general meeting of IPC (the “IPC Special General Meeting”) to consider and, if IPC’s shareholders so determine, approve the proposals described herein and in the Solicitation Statement that accompanied this Written Requisition.  Nothing contained in this instrument shall be construed to grant Validus Holdings, Ltd. (“Validus”) the right, power or authority to vote any shares owned by the undersigned at the IPC Special General Meeting.  This Written Requisition does, however, give Validus the power and authority to convene the IPC Special General Meeting if the board of directors of IPC fails to proceed duly within 21 days from the date of the deposit of the requisitions with IPC to convene the IPC Special General Meeting.

The requisitioned IPC Special General Meeting shall be held for the purpose of considering and, if IPC’s shareholders so determine, approving the following proposals:

Proposal 1.  That the scheme of arrangement under Bermuda law to effect the acquisition of IPC by Validus (the “Validus Scheme of Arrangement”) set forth in Annex A to the Solicitation Statement that accompanied this Written Requisition be and it is hereby approved by IPC and IPC be bound thereby, and any person nominated by the Supreme Court of Bermuda or any director of IPC or of Validus shall be authorized to take all such actions as Validus may consider necessary or appropriate for carrying the Validus Scheme of Arrangement into effect;

Proposal 2.  That, with immediate effect from the time at which this resolution is duly approved, the board of directors of IPC shall henceforth act in conformity with the following regulation which is hereby prescribed by IPC in general meeting in accordance with bye-law 3(1) of IPC’s bye-laws; being that the board of directors of IPC shall promptly comply with any resolution, and shall promptly take, or procure to be taken, any and all steps necessary to implement such resolution, approved by the affirmative vote of a majority of the votes cast at a general meeting of IPC, which directs or instructs the IPC board of directors to take any action in relation to any proposal, understanding, arrangement or agreement of IPC or to which IPC is a party or by which IPC is bound, for IPC to amalgamate, merge or enter into any other form of business combination with any other entity or to sell, transfer or otherwise dispose of all or any substantial part of the assets or issued capital of IPC or any of its subsidiaries, to any other person or entity;

Proposal 3.  In accordance with the resolution set forth at Proposal 2, that the board of directors of IPC is hereby directed and instructed to: (i) take any and all such steps and actions as are necessary and desirable to terminate the Agreement and Plan of Amalgamation, dated as of March 1, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Amalgamation, dated as of March 5, 2009, among Max Capital Group Ltd., IPC, and IPC Limited (the “Max Amalgamation Agreement”), including by any director of IPC delivering written notice to Max Capital Group Ltd. in accordance with Section 8.2 of the Max Amalgamation Agreement, at the earliest possible time permitted under Section 7.1 of the Max Amalgamation Agreement; and (ii) take all such actions as may be necessary or appropriate for carrying the Validus Scheme of Arrangement into effect in accordance with the reasonable directions of Validus;

Proposal 4.  That the Memorandum of Association (the “Memorandum”) of IPC be amended such that immediately following clause 7(2) of the Memorandum, the following clause 7(3) is inserted:

“3.  That, notwithstanding any other provision of this Memorandum of Association or of the Bye-Laws of the Company, the continuance in effect after the date which is five business days after the date on which this Memorandum of Association was amended by the incorporation of this clause 7(3) of the Agreement and Plan of Amalgamation, dated as of March 1, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Amalgamation, dated as of March 5, 2009, among Max Capital Group Ltd., the Company, and IPC Limited, and the Company continuing to be bound thereby and to take any action to implement the same after that date, shall be beyond the powers and objects of the Company and the directors of the Company are required and directed to take all steps necessary to terminate that agreement in advance of that date.”; and

Proposal 5.  Other resolutions determined by Validus to be reasonably necessary in connection with implementation of the Validus Scheme of Arrangement by Validus.

The undersigned hereby authorizes and designates Validus or any agent thereof to collect and deliver to IPC this requisition, to deliver any other information required in connection therewith and to convene the IPC Special General Meeting if the board of directors of IPC fails within 21 days from the date of the deposit of the requisitions with IPC to proceed duly to convene the IPC Special General Meeting.

This requisition supersedes, and the undersigned hereby revokes, any earlier dated revocation which the undersigned may have submitted to Validus, IPC or any designees of either.

Print Name:

Signature:

Signature (if held jointly):

Title (only if shares are held by an entity):

Number of IPC Holdings, Ltd. Common Shares held:

Dated:

Please sign exactly as your shares are registered.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the President or other duly authorized officer.  If a partnership, please sign in partnership name by an authorized person.  This requisition will represent all shares held in all capacities.

PLEASE COMPLETE, SIGN, DATE, AND MAIL
IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE